EXHIBIT 99.2

INTERNATIONAL PAPER PLAZA

400 ATLANTIC STREET

STAMFORD, CT 06921

News Release

CONTACTS:

Media:	Jennifer Boardman, 203-541-8407

Investors:	Darial Sneed, 203-541-8541
Brian Turcotte, 203-541-8632

International Paper Elects John F. Turner to its Board of Directors

STAMFORD, Conn. – June 28, 2005 – International Paper (NYSE: IP) today announced the election of John F. Turner to its board of directors, effective July 11, 2005. Mr. Turner most recently served as assistant secretary of state for oceans and international environmental and scientific affairs, where he received the Department’s Distinguished Honor Award from Secretary of State Colin Powell in January.

“John has had an outstanding career in public service and possesses a unique perspective on conservation and environmental stewardship on both a national and a global basis – all of which will be of great value to International Paper,” said John Faraci, International Paper’s chairman and chief executive officer.

Prior to serving in the Department of State, Mr. Turner was president and chief executive officer of the Conservation Fund. Between 1989 and 1993, he was director of the U.S. Fish and Wildlife Service, where he oversaw the nation’s wetlands, fishery, endangered species, migratory bird and wildlife refuge programs. He also served in the Wyoming state legislature for 19 years and is a past president of the Wyoming State Senate.

Formerly, Mr. Turner served as chairman of the board of directors of the Bank of Jackson Hole, chairman of the Institute of Environment and Natural Resources at the University of Wyoming, and as board member for Northeast Utilities, The Land Trust Alliance and The National Wildlife Refuge Association.

Mr. Turner received a Master of Science in wildlife ecology from the University of Michigan and a Bachelor of Arts in biology from the University of Notre Dame.

International Paper (http://www.internationalpaper.com) is the world’s largest paper and forest products company. Businesses include paper, packaging, and forest products. As one of the largest private forest landowners in the world, the company manages its forests under the principles of the Sustainable Forestry Initiative ® (SFI) program, a system that ensures the continual planting, growing and harvesting of trees while protecting wildlife, plants, soil, air and water quality. Headquartered in the United States, International Paper has operations in over 40 countries and sells its products in more than 120 nations.

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